                                                                      EXHIBIT 12


                                COTTER & COMPANY

          SCHEDULE OF COMPUTATION FOR FIXED CHARGES RATIO TO EARNINGS

           FOR THE FISCAL YEARS ENDED 1995, 1994, 1993, 1992 AND 1991

                                (000'S OMITTED)

                                                           YEAR END
                                     -------------------------------------------------------
                                     1995         1994        1993         1992         1991
                                     ----         ----        ----         ----         ----
NET EARNINGS AFTER TAX            $59,037      $60,318      $57,023      $60,629      $59,425

ADD: TAX PROVISION                    176        1,163        2,582          389          153
                                  -------      -------      -------      -------      -------
PRETAX INCOME                      59,213       61,481       59,605       61,018       59,578
                                  -------      -------      -------      -------      -------
ADD: FIXED CHARGES

   INTEREST PAID TO MEMBERS        20,627       22,894       24,458       25,716       26,006
   OTHER INTEREST PAID              9,298        7,493        7,429        7,273        2,466
                                  -------      -------      -------      -------      -------
   TOTAL INTEREST EXPENSE          29,925       30,387       31,887       32,989       28,472
                                  -------      -------      -------      -------      -------
   RENTAL EXPENSES                 10,063        9,098        8,749        6,850        5,583
   % OF RENTAL EXPENSES            33.33%       33.33%       33.33%       33.33%       33.33%
                                  -------      -------      -------      -------      -------
   APPLICABLE RENTAL EXPENSES       3,354        3,032        2,916        2,283        1,861
                                  -------      -------      -------      -------      -------
   TOTAL FIXED CHARGES             33,279       33,419       34,803       35,272       30,333
                                  -------      -------      -------      -------      -------
PRETAX EARNINGS BEFORE
   FIXED CHARGES                  $92,492      $94,900      $94,408      $96,290      $89,911
                                  =======      =======      =======      =======      =======
PRETAX EARNINGS
RATIO TO FIXED CHARGES               2.78         2.84         2.71         2.73         2.96
                                  =======      =======      =======      =======      =======